SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                             (Amendment No. ______)

                                Mcrae Industries Inc Class A
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                                 Name of Issuer

                                     Common Stock
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                            Title Class of Securities

                                    582757209
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                                  Cusip Number

Check the following line if a fee is being paid with this statement: ----------

1.   Name of Reporting Person/IRS Identification Number:

     Branch Banking and Trust Company
     ---------------------------------------------------------------------

     56-0939887
     ---------------------------------------------------------------------

2.    Check the appropriate line if a Member of Group

     A.         N/A
                ----------------------------------------------------------

     B.         N/A
                ----------------------------------------------------------

3.    SEC use only:
                     -----------------------------------------------------

4.    Citizenship or place of organization:         State of North Carolina
                                                  ------------------------------

Number of                   5.  Sole voting power:        219,923
                                                    ----------------------------
shares bene-
ficially                    6.  Shared voting power:      -0-
                                                      --------------------------
owned by
each report-                7.  Sole dispositive power:   -0-
                                                        ------------------------
person
with:                       8.  Shared dispostive power:  -0-
                                                         -----------------------

9.   Aggregate amount beneficially owned by each reporting person:    219,923
                                                                  -------------

10.  Check if the aggregate amount in Row 9 excludes certain shares:  N/A
                                                                     -----------

11.  Percent of class represented by amount in Row 9:  10.447648%
                                                     ---------------------------

12.  Type of reporting person:   BANK
                               -------------------------------------------------


* Voting authority is assumed by all Co-Fiduciaries due to conflict of interest rule.

Item 1(a)   Name of Issuer:                 Mcrae Industries Inc Class A

Item 1(b)   Address of Issuer's             N/A
              principal executive offices:

Item 2(a)   Name of person filing:          Branch Banking and Trust Company

Item 2(b)   Address of principal            223 West Nash Street
              business office:              Wilson, North Carolina  27893

Item 2(c)   Citizenship:                    State of North Carolina

Item 2(d)   Title of class of securities:   Common stock

Item 2(e)   CUSIP Number:                   582757209

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

              (a)                Broker or dealer registered under
                    ----------   Section 15 of the Act

              (b)       X        Bank as defined in Section 3(a) (6) of the Act
                    ----------

              (c)                Insurance company as defined in Section 3(a)
                    ----------   (19) of the Act

              (d)                Investment company registered under Section 8
                    ----------   of the Investment Company Act

              (e)                Investment adviser registered under Section 203
                    ----------   of the Investment Advisers Act of 194

              (f)                Employee Benefit Plan, Pension Fund which is
                    ----------   subject to the provisions of the Employee
                                 Retirement Income Security Act of 1974 or
                                 Endowment Fund; see Section 240.13d-a(b)
                                 (1) (ii)(F)

              (g)                Parent Holding Company, in accordance with
                    ----------   Section 240.13d-1(b)(ii)(G)  (Note: See Item 7)

              (h)                Group, in accordance with Section 240.13d-1(b)
                    ----------   (1) (ii) (H)

Item 4        Ownership:

     If the percent of the class owned, as of December 31 of the year covered by the statement or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

             (a)  Amount beneficially owned:    219,923
                                             -----------------------------------

             (b)  Percent of class:             10.447648%
                                             -----------------------------------

       (c)  Number of shares which such person has:

             (i)           sole power to vote or to direct the vote:  219,923
                                                                    ------------

             (ii)          shared power to vote or to direct the vote:   -0-
                                                                      ----------
             (iii)         sole power to dispose or to direct the
                           disposition  of:                              -0-
                                                                     ----------
             (iv)          shared power to dispose or to direct
                           the disposition of:                           -0-
                                                                      ----------

Item 5    Ownership of five percent or less of a class:                   N/A
                                                               -----------------


Item 6    Ownership of more than five percent on behalf
          of another person:                                              N/A
                                                               -----------------

Item 7    Identification and classification of the
          subsidiary which acquired the Security being
          reported on by the parent holding company:                      N/A
                                                               -----------------

Item 8    Identification and classification of members
          of the group:                                                   N/A
                                                               -----------------

Item 9    Notice of dissolution of group:                                 N/A
                                                               -----------------

Item 10   Certification:


          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect or changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                Branch Banking and Trust Company


                                                     December 31, 2008
                                ------------------------------------------------
                                                               Date


                                ------------------------------------------------
                                                            Signature

                                                      Patricia P. Balentine
                                                      Senior Vice President
                                ------------------------------------------------
                                                            Name/Title